Exhibit 2.12

WESDOME GOLD MINES LTD.
("the Company")

MANAGEMENT INFORMATION CIRCULAR

TABLE OF CONTENTS

GENERAL PROXY INFORMATION	1
Solicitation of Proxies	1
Appointment and Revocation of Proxies	1
Exercise of Discretion of Proxies	1
Advice to Beneficial (Non-Registered) Shareholders	2
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	2
MATTERS TO BE ACTED UPON	3
Consolidated Financial Statements and Auditors Report	3
Reappointment of the Auditor	3
Election of Directors	3
Other Business	4
BOARD OF DIRECTORS	4
Director information	4
Directors Shareholdings and Outstanding Options	6
Compensation of Directors	7
Directors' and Officers' Liability Insurance	7
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	7
REPORT ON EXECUTIVE COMPENSATION	8
General	8
Option Grants in the Most Recent Fiscal Year	9
Options Exercised and Outstanding	9
Common Share Purchase Plan	10
Securities Authorized for Issuance under the Common Share Purchase Plan	10
Other Compensation Matters	10
Shareholder Return Performance Graph	11
OTHER INFORMATION	11
Indebtedness of Directors and Executive Officers	11
Interest of Certain Persons or Companies in Matters to be Acted Upon	12
Normal Course Issuer Bid	12
Additional Information	12
DIRECTORS' APPROVAL	12
SCHEDULE "A" Disclosure of Corporate Governance Practice	A-1
SCHEDULE "B" Mandate of the Board of Directors	B-1
SCHEDULE "C" Charter for the Audit Committee	C-1

WESDOME GOLD MINES LTD.

("the Company")

MANAGEMENT INFORMATION CIRCULAR

GENERAL PROXY INFORMATION

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF WESDOME GOLD MINES LTD. (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY (THE "MEETING") TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS (THE "NOTICE OF MEETING"). It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally by regular employees of the Company. The cost of such solicitation will be borne by the Company.

Unless otherwise stated, the information contained in this management information circular is as of March 26, 2013.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act for him and on his behalf at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Company or its transfer agent not less than 48 hours, excluding, Saturdays, Sundays and holidays before the time of the Meeting or any adjournment thereof.

A shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business then the space opposite the item is to be left blank.

A shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a body corporate, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either with the Company or its transfer agent at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of such Meeting on the date of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked. A proxy may also be revoked in any other manner permitted by law.

Exercise of Discretion of Proxies

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted in favour of the passing of all of the resolutions. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. At the time of the printing of this management information circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

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2012 Information Circular

Advice to Beneficial (Non-Registered) Shareholders

The information set forth in this section is of significant importance to many shareholders of the Company as a substantial number of shareholders do not hold their common shares of the Company in their own names. Shareholders of the Company who do not hold their common shares in their own names (referred to herein as "Beneficial Shareholders") should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of common shares can be recognized and acted upon at the Meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those shares will not be registered in the shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for "The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common shares of the Company held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting shares for the broker's clients. If you are a non-objecting Beneficial Shareholder and receive a proxy from the Company's agent, Computershare Trust Company of Canada ("Computershare"), please see below. In all cases, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person.

Non-Objecting Beneficial Shareholders Receiving Proxies from Computershare Trust Company of Canada

If you are a non-registered Shareholder and the Company's agent, Computershare has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding common shares on your behalf. By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please complete and return the materials in accordance with the instructions provided by Computershare.

Materials Sent by an Intermediary to Objecting Beneficial Shareholders

Applicable regulatory rules require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications) ("Broadridge"). Broadridge mails the proxy materials to the beneficial shareholders with a voting information form ("VIF") and asks them to return the VIF to Broadridge. A beneficial shareholder receiving a VIF from Broadridge will not be able to use that proxy to vote shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares of the Company registered in the name of his broker (or an agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered shareholder and vote such common shares in that capacity. Beneficial Shareholders, who wish to attend the Meeting and indirectly vote their common shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the VIF provided to them and return the same to Broadridge, well in advance of the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

On March 26, 2013, 101,879,659 common shares of the Company ("Common Shares") were issued and outstanding. Each Common Share entitles the registered holder thereof to one vote at all meetings of shareholders.

The Company has fixed March 27, 2013 as the record date for the purpose of determining shareholders entitled to receive notice of the Meeting. In accordance with the provisions of the Business Corporations Act (Ontario) (the "OBCA"), the Company will prepare a list of holders of shares at the close of business on the record date. Each holder of shares named in the list will be entitled to vote at the Meeting the shares shown opposite his name on the

Wesdome Gold Mines Ltd.
2012 Information Circular

list except to the extent that (a) the shareholder has transferred any of his shares after the date on which the list was prepared, and (b) the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns such shares and demands not later than 10 days before the Meeting that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting.

To the knowledge of the directors and senior officers of the Company, as at March 26, 2013, the only persons, firms or corporations that beneficially owned or exercised control or direction over 10% or more of the voting rights of the securities of the Company are as follows:

Name and Municipality of Residence	Common Shares	Percentage of all Issued Voting Securities of the Company
Resolute Performance Fund Toronto, Ontario	13,324,000	13.1%

MATTERS TO BE ACTED UPON

Consolidated Financial Statements and Auditors' Report

The audited consolidated financial statements of the Company for the year ended December 31, 2012 and the auditors' report thereon along with the corresponding management discussion and analysis (the "MD&A") will be tabled before the Shareholders at the Meeting. The audited consolidated financial statements and the MD&A have been approved by the Audit Committee and by the Board of Directors and filed on SEDAR at www.sedar.com.

Reappointment of the Auditor

The audit committee of the board of directors recommends that Grant Thornton LLP be reappointed as the auditor of the Company until the close of the next annual meeting of shareholders, at a remuneration to be approved by the Audit Committee. Grant Thornton LLP has been the auditor of the Company for more than 10 years.

Unless authority to do so is withheld, the persons named in the enclosed form of proxy intend to vote for the reappointment of Grant Thornton LLP, Chartered Accountants, as the auditor of the Company to hold office until the close of the next annual meeting.

Election of Directors

The Company currently has nine directors. Each director is elected to hold office until the close of the next annual meeting. The proxy form provides instructions for a shareholder to withhold from voting for any or all of the nominees for election as directors. The directors do not contemplate that any of the nominees will be unable to serve as a director, however, if that should occur for any reason prior to the meeting, it is intended that discretionary authority shall be exercised by the persons named in the enclosed form of proxy to vote the proxy for the election of any other person or persons in place of any nominee or nominees.

The nominees for election as director are: Will F. Bawden, Eldon Bennett, Marc Blais, JP Chauvin, Brian Northgrave, Donald Orr, Donovan Pollitt, Hemdat Sawh and A. William Stein.

See the Director information section on pages 4 to 7 for more details on the nine directors nominated for election. Shareholders may vote FOR or withhold a vote for any or all of the nominees for director.

Unless a proxy specifies that the shares it represents should be withheld from voting in the election of any of the director nominees, the proxyholders named in the accompanying proxy intend to use it to vote FOR the election of the listed nominees.

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2012 Information Circular

Other Business

Management of the Company does not intend to present any other business and is not aware of any amendments to the proposed business that have been presented for action by the shareholders other than those mentioned herein or in the notice of meeting.

BOARD OF DIRECTORS

Director information

The following pages provide information on the nine nominees proposed for election to the board of directors of the Company including director's biographies, committee memberships, attendance, fees earned, shareholdings and outstanding options as at March 26, 2013, the effective date of this circular. All of the nominees are now directors and have been since the dates indicated.

Will F. Bawden, PhD, P.Eng. (3) (4)
Toronto, Ontario
CEO, Mine Design Technologies Inc.

Independent director since 2010	Meetings attended 5/7	2012 fees earned $22,000

Will Bawden, the CEO of Mine Design Technologies Inc., previously served as the Director of the Lassonde Mineral Engineering Program at the University of Toronto and was formerly the Department Head for Geomechanical mine design at Noranda Technology, Montreal. Dr. Bawden holds a PhD from the University of Toronto, an M.Sc. from the University of Illinois and a B.Sc. from Queens University.

Eldon J Bennett, PhD, JD (2) (3)
Toronto, Ontario
Managing Partner, Aird & Berlis LLP.

Director since 2006	Meetings attended 7/7	2012 fees earned $27,500
Chairman –Compensation Committee

Eldon Bennett holds a Ph.D. from Duke University and a law degree from the University of Toronto. He has taught both political science and law at York University and practices law in the areas of civil litigation and labour relations.

Marc Blais, CPA, CGA (1)
Saint-Lambert, Quebec
COO, Sunset Cove Mining Inc.
Public company directorships: Sunset Cove Mining Inc.

Independent director since 2006	Meetings attended 6/7	2012 fees earned $28,000
Chairman – Audit Committee

Marc Blais is a Certified Public Accountant and has been with Sunset Cove Mining, a publicly traded mining firm since 2008. Previously he was President of Dynacor Mines from 1993 to 2007. From 1988 to 1993 he worked as senior chartered professional accountant and as a financial planner and consultant. Earlier on in his career he worked as an accountant in various assignments.

JP Chauvin, P.Eng.
Oakville, Ontario
President, Chauvin Engineering Ltd.
Public company directorships: Guyana Goldfields Inc., Macusani Yellowcake Inc., PC Gold Inc. and Lakeside Minerals Inc.

Independent director since 2013	Meetings attended n/a	2012 fees earned n/a

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2012 Information Circular

JP Chauvin is a Professional Engineer in the province of Ontario and holds a mining engineering degree from the Queen's University. He has been a senior mining executive for Battle Mountain Gold Ltd., GlobeStar Mining Corp., PC Gold Inc. He has more than 30 years of operating and technical experience in the mining industry and has been involved in four mine start-ups; the Isle Dieu Mine, the reopening of the Gaspé Copper Mine, the dewatering and initial exploration of the Island Gold Mine and the Cerro De Maimon gold mine in the Dominican Republic. He also spent 10 years in the construction industry prior to getting involved with the mining industry.

Brian Northgrave, MBA (2) (3)
Ottawa, Ontario
Consultant, Trade Facilitation Office of Canada

Independent director since 2007	Meetings attended 7/7	2012 fees earned $47,500
Chairman of the Board of Directors, Chairman – Governance Committee

Brian Northgrave was originally a director of Western Quebec Mines Inc. from 2004 until the merger with the Company in 2007. Brian is a retired former Ambassador to the Eastern Republic of Uruguay for the Canadian government and has held various foreign assignments while employed by the Department of Foreign Affairs from 1966 to his retirement in 2002. Brian holds an M.B.A. from the University of Toronto, a Diploma of Business Administration from the London School of Economics and a B.A. (Economics & Political Science) from the University of Toronto.

Donald Orr, CA (4)
Toronto, Ontario
Consultant, Wesdome Gold Mines Ltd.

Director since 1994	Meetings attended 7/7	2012 fees earned $28,200

Donald Orr is a Chartered Accountant with a B.Comm. from the University of Toronto. Don has been involved in the mining industry since 1977. He has been a director of Wesdome Gold Mines since 1994. In December, 2011, Don retired as Secretary-Treasurer and Chief Financial Officer and now is a Corporate Director and Consultant.

Donovan Pollitt, CFA, P.Eng. (4)
Toronto, Ontario
President and CEO, Wesdome Gold Mines Ltd.
Public company directorships: Moss Lake Gold Mines Ltd.

Director since 2006	Meetings attended 7/7	2012 fees earned $8,000

Donovan Pollitt is a Professional Engineer in Ontario and has been with Wesdome for over six years playing key roles in corporate development, finance and development of the Kiena Mine. Mr. Pollitt holds a degree in mining engineering from the University of Toronto and is a CFA Charterholder.

Hemdat Sawh, CA (1)
Oakville, Ontario
CFO, Scorpio Mining Corporation

Independent director since 2009	Meetings attended 6/7	2012 fees earned $27,000

Hemdat Sawh is a Chartered Accountant, and holds an MBA degree in accounting from York University, a Bachelor of Science degree in Geology from Concordia University and a graduate diploma in Geology from McGill University. Hemdat has over 17 years of accounting and auditing experience at Grant Thornton LLP, culminating in the position of principal, where he acted as lead supervisor for auditing teams of businesses with a concentration in publicly listed mining companies. Hemdat also served as chief financial officer for Goldbelt Resources Ltd. and Crystallex International Corporation, both TSX listed gold mining companies.

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2012 Information Circular

A. William (Bill) Stein, JD (1) (2)
San Francisco, California, USA
CFO & CIO, Digital Realty Trust

Independent director since 2007	Meetings attended 4/7	2012 fees earned $21,000

Since 2004, Bill Stein has been the Chief Financial and Investment officer of Digital Realty Trust, an NYSE listed real estate investment trust that owns, develops and manages data centers and internet gateways throughout North America and Europe. Bill has more than 30 years of investment, financial and operating management experience in both large company environments and small, rapidly growing companies. Prior to joining Digital Realty, Bill provided turnaround management advice to both public and private companies. Bill received a B.A. degree from Princeton University, a J.D. degree from the University of Pittsburgh and an M.S. degree with distinction from the Graduate School of Industrial Administration at Carnegie Mellon University.

(1)      Audit committee member: Charter for the Audit Committee Schedule "C"
(2)      Compensation committee member
(3)      Governance committee member
(4)      Environment, Health and Safety committee member

Directors Shareholdings and Outstanding Options

Name	Number of common shares (1)	Number of Securities Underlying Unexercised Options	Option Exercise Price (CAD)	Option Expiration Date	Value of Unexercised In-the-Money Options (2)
Will Bawden	5,000	18,000	$2.43	May 20, 2015	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		48,000
Eldon Bennett	31,600	10,000	$1.85	Jun 16, 2014	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		40,000
Marc Blais	20,000	10,000	$1.85	Jun 16, 2014	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		40,000
JP Chauvin	Nil	Nil	n/a	n/a	n/a
Brian Northgrave	136,650	10,000	$1.85	Jun 16, 2014	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		40,000
Donald Orr	100,000	10,000	$1.85	Jun 16, 2014	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		40,000
Donovan Pollitt	1,460,082	10,000	$1.85	Jun 16, 2014	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		40,000

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2012 Information Circular

Hemdat Sawh	4,000	20,000	$1.09	Jan 23, 2014	n/a
		10,000	$1.85	Jun 16, 2014	n/a
		10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2,2017	n/a
		60,000
A. William Stein	64,937	10,000	$2.77	Sept 29, 2015	n/a
		10,000	$2.92	May 3, 2016	n/a
		10,000	$0.85	Aug 2, 2017	n/a
		30,000

(1)	Number of common shares beneficially owned, directly or indirectly or over which control or direction is exercised
(2)
The "value of unexercised in-the-money options" is calculated using the closing price of the common shares of the Company on the TSX on March 26, 2013 ($0.60) less the respective exercise prices of the options multiplied by the number of options outstanding

As at March 26, 2013, the directors and senior officers of the Company, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, approximately 2,076,169 Common Shares or 2% of the outstanding Common Shares. The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Company has been furnished by the directors directly.

As at March 26, 2013, the directors, including those who are executive officers of the Company, held outstanding options to purchase a total of 470,000 Common Shares. These options were issued to independent directors for services performed as directors.

Compensation of Directors

The Chairman of the Board of Directors is entitled to an honorarium of $20,000 per annum. The Chairman of the Audit Committee is entitled to an honorarium of $5,000 per annum. The other committee Chairmen are entitled to $2,500 per annum. Independent Directors receive an honorarium of $12,000 per annum and $1,000 for each Board of Directors or committee meeting attended. Other Directors receive an honorarium of $3,000 per annum and $500 for each Board of Directors or committee meeting attended. Directors are also reimbursed for their reasonable expenses incurred to attend meetings and they also participate in the insurance and indemnification arrangements described under the heading "Directors' and Officers' Liability Insurance". Directors may, at the discretion of the Compensation Committee, be entitled to participate in the Common Share Purchase Plan of the Company.

Directors' and Officers' Liability Insurance

As at the date of this Circular, the Company has in force a Directors' and Officers' Liability Insurance policy in the amount of $20,000,000 for the benefit of the Company and its directors and officers. The amount of the premium paid by the Company for the policy now in effect was $47,500. No portion of this premium was paid by the directors and officers of the Company. The policy provides for a deductible of $25,000 for any loss in connection with claims against a director or officer relating to violations of Canadian securities laws, a deductible of $25,000 for any loss in connection with claims resulting from wrongful employment practices, a deductible of $25,000 for any loss in connection with Canadian pollution claims and a deductible of $25,000 for other claims against directors and officers of the Company.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Wesdome Board and senior management consider good corporate governance to be central to the effective and efficient operation of Canadian corporations. Through the Nomination and Governance Committee, the Wesdome Board reviews, evaluates and modifies its governance program to ensure it is of a standard appropriate for a corporation of comparable size and focus. The Wesdome Board is satisfied that Wesdome's governance plan is consistent with legal and stock exchange requirements.

National Instrument 58-101 – Disclosure of Corporate Governance Practices ("NI 58-101") and National Policy 58201 – Corporate Governance Guidelines ("NP 58-201"), regulate Wesdome's corporate governance practices.

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2012 Information Circular

Under NI 58-101, Wesdome is required to disclose certain information relating to its corporate governance practices. This information is set out in Schedule "A" to this circular. The Wesdome Board has adopted a written mandate to formalize its responsibilities, a copy of which is attached to this circular as Schedule "B".

REPORT ON EXECUTIVE COMPENSATION

General

Each executive officer receives a base salary, which constitutes the largest share of the officer's compensation package. Base salary is recognition for discharging job responsibilities and reflects the officer's performance over time, as well as that individual's particular experience and qualifications. An officer's base salary is determined by the Board upon review and recommendation of the Compensation Committee on an annual basis and may be adjusted to take into account performance contributions for the year and to reflect sustained performance contributions over a number of years. Officers are also eligible to receive discretionary bonuses as determined by the Compensation Committee based on each officer's responsibilities, his achievement of corporate objectives and the Company's financial performance.

In addition, officers are eligible under the Common Share Purchase Plan (the "Plan") to receive grants of stock options. The Plan is an important part of the Company's long-term incentive strategy for its officers, permitting them to participate in any appreciation of the market value of the Common Shares over a stated period of time. The Plan is intended to reinforce commitment to long-term growth in profitability and shareholder value. The timing and size of stock option grants to officers is at the discretion of the Board. In granting options, the Board considers each officer's level of responsibility, authority and importance to the Company and the degree to which such officer's long-term contribution to the Company will be key to its long-term success. The Company has no plans in place to offer share based awards.

There are no employment contracts in place for the officers of the Company.

The following table sets out certain information with respect to the compensation paid to the CEO and CFO and any other executive officer of the Company whose salary and bonus for the fiscal years ended December 31, 2012 and 2011 exceeded $150,000, including each individual who would have been a Named Executive Officer, but for the fact that the individual was no longer an officer of the Company at the end of the fiscal year. Recent amendments to disclosure regulations governing Canadian public companies require that "Option-Based Awards" in the table below be reported on and disclosed as a monetary value rather than disclosed as the number of shares awarded or options granted. This category does not constitute actual cash payments. The number of stock options held by Named Executive Officers is disclosed in a table under "Options Exercised and Outstanding". These individuals are referred to collectively as "Named Executive Officers" or "NEOs".

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2012 Information Circular

Name and Principal Position	Year	Salary	Option- Based Awards (1)	Non-Equity Incentive Plan Compensation		Pension Value	All Other Compensation	Total Compensation
		($)	($)	($)		($)	($)	($)
				Annual	Long-Term
				Incentive	Incentive
				Plans	Plans
Donovan Pollitt	2012	202,900	4,800	n/a	n/a	10,144	23,000 (2) (3)	240,844
President and CEO	2011	198,900	40,043	n/a	n/a	9,945	14,500 (2) (3)	263,388
Brian Ma	2012	110,000	48,000	n/a	n/a	5,500	5,000 (3)	168,500
Secretary-Treasurer and CFO	2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a
André Roy	2012	193,800	nil	n/a	n/a	9,690	n/a	203,490
Vice President, Operations	2011	188,500	40,793	n/a	n/a	9,425	2,000 (3)	240,718

Notes:
(1)
The grant date fair value of all options granted during the year ended December 31, 2012, was estimated using the Black-Scholes valuation model. The Black-Scholes option pricing model has been used to determine grant date fair value due to its wide acceptance across industry as an options valuation model, and because it is the same model the Company uses to value options for financial reporting purposes.

(2)	Directors fees
(3)	Discretionary bonus

Option Grants in the Most Recent Fiscal Year

The following table sets forth the stock options granted under the Company's amended 1996 share option plan during the fiscal year ended December 31, 2012, to each of the Named Executive Officers. For details of the Company's stock option plan, see "Common Share Purchase Plan".

Name	Securities Under Options Granted (#)	Percent of Total Options Granted to Employees in Financial Year	Exercise or Base Price ($/security)	Market Value of Securities Underlying Options on the Date of Grant ($/security)	Expiration Date
Donovan Pollitt	10,000	2.30%	$0.85	$0.85	Aug 2, 2017
Brian Ma	100,000	22.99%	$0.85	$0.85	Aug 2, 2017
André Roy	nil	n/a	n/a	n/a	n/a

Options Exercised and Outstanding

The table below sets forth details of NEO's options exercised during fiscal 2012 and the remaining options held as at December 31, 2012.

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2012 Information Circular

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at December 31, 2012		Value of Unexercised in-the- money Options at December 31, 2012(1)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Donovan Pollitt	nil	n/a	40,000	15,000	n/a	n/a
Brian Ma	nil	n/a	40,000	110,000	n/a	n/a
André Roy	nil	n/a	50,000	200,000	n/a	n/a

(1) The "value of unexercised in-the-money options" is calculated using the closing price of the common shares of the Company on the TSX on December 31, 2012 ($0.85) less the respective exercise prices of the options multiplied by the number of options outstanding.

Common Share Purchase Plan

The Company has in effect the Common Share Purchase Plan in order to provide effective incentives to directors, officers, senior management personnel and employees of the Company and to enable the Company to attract and retain experienced and qualified individuals in those positions by permitting such individuals to directly participate in an increase in per share value created for Wesdome shareholders. The Company has no equity compensation plans other than the Common Share Purchase Plan. Options under the Plan are granted at market price and typically in such numbers as to reflect the level of responsibility of the particular optionee and his or her contribution to the business and activities of the Company, typically vest immediately and have a five-year term. Except in specified circumstances, options are not assignable and terminate upon the optionee ceasing to be employed by or associated with the Company.

Securities Authorized for Issuance under the Common Share Purchase Plan

The following table provides details of the compensation plan under which equity securities of the Company are authorized for issuance as of the financial year ended December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,608,000	$2.17	3,392,000
Equity compensation plans not approved by security holders	Nil	n/a	n/a
Total	1,608,000	$2.17	3,392,000

Other Compensation Matters

There were no long-term incentive awards made to the Named Executive Officers of the Company during the fiscal year ended December 31, 2012. Messrs. Pollitt, Ma and Roy are participants in the Company's pension plan which consists of a defined contribution plan whereby the employee may contribute a maximum of 5% of earnings and the Company will match the contribution. There are no other pension plan benefits in place for the Named Executive Officers.

Wesdome Gold Mines Ltd.
2012 Information Circular

Shareholder Return Performance Graph

The trend in overall compensation paid to the Named Executive Officers over the past five years has generally not tracked the performance of the market price of the Common shares, nor has it tracked the S&P/TSX Composite index during the period. The Company has not included market price targets of the Common Shares as a component of the executive compensation program. Compensation levels in each year are within the range determined by the compensation Committee as appropriate. Overall compensation levels are in line with the Company's performance and its peers, and are sufficient for the Board to conclude that the Compensation Strategy is working effectively both for shareholders and for the Executives.

The following graph shows the yearly percentage change in the cumulative shareholder return on the Common Shares, which shares are listed on the TSX, compared to the cumulative total return of the S&P/TSX 300 Composite Index for the past five fiscal years assuming $100 initial investment on December 31, 2007.

OTHER INFORMATION

Indebtedness of Directors and Executive Officers

No individual who is, or at any time during the most recently completed financial year of the Company was, a director, executive officer, employee or former director, executive officer or employee of the Company or any of its subsidiaries, nor any proposed nominee for election as a director of the Company, nor any associate of any one of them:

a)	is, or at any time since the beginning of the most recently completed financial year of the Company has been, indebted to the Company or any of its subsidiaries; or

b)
was indebted to another entity, where such indebtedness is, or was at any time during the most recently completed financial year of the Company, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Wesdome Gold Mines Ltd.
2012 Information Circular

Interest of Certain Persons or Companies in Matters to be Acted Upon

No person who is, or at any time during the most recently completed financial year of the Company was, a director or executive officer of the Company nor any proposed nominee for election as a director of the Company or any of their associates or affiliates, has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Normal Course Issuer Bid

On June 23, 2009, the Company received approval from the TSX for another NCIB. The bid allowed the Company to purchase on the open market up to 7,151,772 of its common shares for cancellation over a period of one year to end on June 24, 2010. During the period June 23, 2009 to June 24, 2010, the Company repurchased and cancelled a total of 15,000 common shares with a carrying value of $17,000 for a total cash consideration of $24,000.

On July 12, 2010, the Company received approval from the TSX for another NCIB. The bid allowed the Company to purchase on the open market up to 6,681,620 of its common shares for cancellation over a period of one year to end on July 13, 2011. During the period July 12, 2010 to July 13, 2011, the Company repurchased for cancellation a total of 37,800 common shares with a carrying value of $44,000 for a total cash consideration of $97,000.

On August 5, 2011, the Company received approval from the TSX for another NCIB. The bid allows the Company to purchase on the open market up to 9,999,419 of its common shares for cancellation over a period of one year to end on August 7, 2012. During the period August 5, 2011 to December 31, 2011, the Company repurchased for cancellation a total of 57,200 common shares with a carrying value of $69,000 for a total cash consideration of $99,000.

On March 4, 2013, the Company received approval from the TSX for an NCIB. The bid will allow the Company to purchase on the open market, up to 9,983,346 of its common shares and $351,000 principal amount of its convertible debentures for cancellation over a period of one year to end on March 5, 2014.

Additional Information

Additional information relating to the Company can be found on SEDAR at www.sedar.com. Financial information is provided in the Company's comparative consolidated financial statements and MD&A for its most recently completed financial year, which have been filed on SEDAR. Shareholders may also contact the Company by telephone at 416-360-3743, by mail to the Company's administrative office at 8 King Street East, Suite 1305, Toronto, Ontario, M5C 1B5 or by e-mail at info@wesdome.com to request copies of these documents.

DIRECTORS' APPROVAL

The contents and the sending of this management information circular to shareholders of the Company have been approved by the Board of Directors.

DATED: March 26, 2013

(signed)	Donovan Pollitt President and Chief Executive Officer

SCHEDULE "A"

Disclosure of Corporate Governance Practices

NATIONAL INSTRUMENT 58-101

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

1.           Board of Directors

Disclose the identity of the directors who are independent.

Of the nine proposed members of the Board of Directors, six are considered by the Board to be independent directors according to the definition of independence set out in Multilateral Instrument 52-110 Audit Committees ("MI 52-110"). In reaching this conclusion, the Board of Directors took the view that Messrs. Bawden, Blais, Northgrave, Sawh and Stein are independent.

Disclose the identity of directors who are not independent, and describe the basis for that determination.

As Mr. Pollitt is an officer of the Company and Mr. Orr is a former executive officer within the past three years, they are not (or will not, as the case may be) considered to be independent directors.

Mr. Bennett is a partner of Aird & Berlis LLP, one of a number of law firms that has provided legal services to the Company. Aird & Berlis LLP has confirmed that fees for legal services rendered by it to the Company in each of the past five years amount to less than 2% of the annual revenues of Aird & Berlis LLP. Notwithstanding the de minimus nature of the relationship between Mr. Bennett's firm and the Company, Mr. Bennett is not considered to be independent for the purposes of Multilateral Instrument 52-110. However, the Board is of the view that the relationship between Mr. Bennett's firm and the Company is not one which could reasonably be expected to interfere with the exercise of Mr. Bennett's independent judgment.

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.

The Board of Directors considers that six of the nine proposed directors are independent. The Chairman of the Board is an independent director and the independent members of the Board will meet as required to deal with matters requiring independent governance.

If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Issuer	Jurisdiction
Marc Blais	Sunset Cove Mining Inc.	Canada
JP Chauvin	Guyana Goldfields Inc Macusani Yellowcake Inc. PC Gold Inc. Lakeside Minerals Inc.	Canada Canada Canada Canada
Donovan Pollitt	Moss Lake Gold Mines Ltd	Canada

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer's most recently completed financial year. If the independent directors do not hold such meetings describe what the board does to facilitate open and candid discussion among its independent directors.

The Board of Directors and its committees meet as often as they deem necessary in the absence of the President and other members of management. During the fiscal year ended December 31, 2012, the independent directors of the Board held two (2) such meetings. The Audit Committee also holds in camera sessions with only the external auditors present.

Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

The present Chairman of the Board of Directors is Mr. Brian Northgrave, who is an independent director. The Chairman of the Board is responsible for overseeing the performance by the Board of its duties, for communicating periodically with Committee chairs regarding the activities of their respective Committees, for assessing the effectiveness of the Board as a whole, as well as individual Board members and for overseeing the management of the Company's business. Prior to the merger of the Company with Western Québec Mines Inc., Mr. Northgrave served as an independent director for Western Québec Mines from 2004 and its Chairman from 2006. Mr. Northgrave provides leadership for other independent members.

Disclose the attendance record of each director for all board meetings held since the beginning of the issuer's most recently completed financial year.

Attendance records are fully disclosed in the "Election of Directors" section of this Management Proxy Circular. Directors are expected to attend all meetings of the Board and Board committees upon which they serve. Where a director's absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Board Chair, the Chief Executive Officer or the Corporate Secretary for a briefing on the substantive elements of the meeting.

2.           Board Mandate

Disclose the text of the board's written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The Board of Directors is responsible to supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company. The Board of Directors has adopted a written mandate to formalize their oversight responsibilities, a copy of which is attached to this circular as Schedule "B". The Board of Director's mandate is fulfilled, either directly or indirectly, through the various standing committees of the Board of Directors, the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. The Board of Directors also, from time to time, appoints ad-hoc committees to report to the Board of Directors on specific matters as they arise. In fulfilling its mandate, the Board of Directors, directly or through one of its committees, is responsible for the following:

●	the adoption of a strategic planning process for the Company, which includes the annual review of a business plan and budget presented by senior management;

●
the identification of the principal risks of the Company's business and ensuring the implementation of appropriate systems and management of these risks by undertaking thorough quarterly reviews of operations, sales, marketing and Audit Committee reports from management and by the Audit Committee, reviewing the activities and findings of the Company's external auditors to identify the principal risks to the Company's business;

●	succession planning for the Company including the appointment, training and monitoring of senior management;

●	ensuring an appropriate communications policy for the Company is implemented; and

●	the integrity of the Company's internal control and management information systems.

3.           Position Descriptions

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly described how the board delineates the role and responsibilities of each such position.

Pursuant to the Board's written mandate, the Board has developed written position descriptions for the Chair of the Board and the chair of each Board committee.

Chairman of the Board

The Chairman of the Board is responsible for overseeing the performance by the Board of its duties, for communicating periodically with Committee chairs regarding the activities of their respective Committees, for assessing the effectiveness of the Board, as a whole, as well as individual Board members and for overseeing the management of the Company's business.

Chairman of the Audit Committee

The Chairman of the Audit Committee is responsible for overseeing the performance by the Audit Committee of its duties, for assessing the effectiveness of the Audit Committee and individual Audit Committee members and for reporting periodically to the Board.

Chairman of the Nominating and Governance Committee

The Chairman of the Nominating and Governance Committee is responsible for overseeing the performance by the Nominating and Governance Committee of its duties, for assessing the effectiveness of the Nominating and Governance Committee and individual committee members and for reporting periodically to the Board.

Chairman of the Compensation Committee

The Chairman of the Compensation Committee is responsible for overseeing the performance by the Compensation Committee of its duties, for assessing the effectiveness of the Compensation Committee and individual Compensation Committee members and for reporting periodically to the Board.

Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The Board of Directors has developed a written position description for the CEO. The CEO is specifically charged with the responsibility for managing the strategic and operational agenda of the Company and for the execution of the directives and policies of the Board of Directors. The roles and responsibilities of the CEO include, among other things:

●	developing, together with the Board of Directors, the Company's strategic direction and monitoring same;

●	directing the overall business operations of the Company;

●	ensuring that the Board of Directors is kept appropriately informed of the overall business operations of the Company and major issues facing the Company;

●
having responsibility for the day-to-day operations of the Company, including the annual planning process, capital management, financial management, acquisitions, divestitures, etc., all of which must be accomplished within the strategic framework of the Company established by the Board of Directors;

●	representing the Company to its major shareholders, including investment and financial communities, governments, customers and the public;

●
bringing the following material decisions to the Board of Directors for their review and approval: (i) disposition of assets or cancellation of debt other than in the ordinary and normal course of business; (ii) acquisition or initiation of a new business or undertaking or the assumption of any commitment, obligation or liability other than in the ordinary and normal course of business; (iii) issuance or sale of securities of the Company or rights, options or warrants to acquire securities of the Company; (iv) redemption or repurchase of securities of the Company; (v) declaration or payment of a dividend or other distribution in respect of any securities of the Company; (vi) any transaction, contract, agreement, undertaking or arrangement with a person with whom the Company does not act at arm's length; and (vii) any other transaction, contract, agreement, undertaking, commitment or arrangement, not in the ordinary and normal course of business which is or would be material in relation to the Company; and

●	presenting to the Board of Directors any material business issues resulting from communications with shareholders.

4.           Orientation and Continuing Education

Briefly describe what measures the board takes to orient new directors regarding

i.	the role of the board, its committees and its directors; and

ii.	the nature and operation of the issuer's business.

No formal orientation program has been developed by the Board. However, new directors have the opportunity to meet with and participate in work sessions with senior management to obtain insight into the operations of the Company. All new directors receive historical public information about the Company as well as other relevant corporate and business information. Directors also participate in full-access tours of the Company's various facilities.

Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The Company has no formal policy of providing professional development courses to Board members. Board members are experienced business people with in-depth knowledge of the industry in which the Company operates. The Company will engage consultants on an as needed basis to make presentations to the Board on matters relevant to the Company.

5.           Ethical Business Conduct

Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

i.	disclose how a person or company may obtain a copy of the code;

The Company has adopted a Code of Business Conduct and Ethics which can be found on the Company's website at www.wesdome.com. Shareholders may also request a copy of the code by mail to the Company's administrative office at 8 King Street East, Suite 1305, Toronto, Ontario, M5C 1B5.

ii.	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code;

The Board is ultimately responsible for the implementation and administration of the Code of Business Conduct and Ethics and, given the nature and size of the Company, the Board is of the view that it can effectively monitor the day-to-day implementation and administration of the Code.

iii.
provide a cross-reference to any material change report filed since the beginning of the issuer's most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

There are no such reports.

Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Under the Business Corporations Act (Ontario), to which the Company is subject, a director or officer of the Company must disclose to the Company, in writing or by requesting that it be entered in the minutes of meetings of the Board of Directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Company, if the director or officer: (a) is a party to the contract or transaction (b) is a director or an officer of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. Subject to limited exceptions set out in the Business Corporations Act (Ontario), the director cannot vote on any resolution to approve the contract or transaction.

Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

The Board monitors management on a regular basis. The Company is dedicated to the maintenance of good corporate governance and ethical business conduct. In particular, the Board takes special efforts, and engages outside counsel where necessary, to ensure that all legal and stock exchange requirements are addressed in a timely and effective manner. The Board is responsible for ensuring the independent functioning of the Board and ensuring the integrity of the Company's internal control and management function. In addition, the Board is required to follow and adhere to the corporate standard of care set out in the governing corporate legislation of the Company, the Business Corporations Act (Ontario). This legislation provides that each director and officer of a corporation governed by it, in exercising his or her powers and discharging his or her duties, shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

6. Nomination of Directors

Describe the process by which the board identifies new candidates for board nomination.

The Board of Directors has delegated to the Nominating and Governance Committee the responsibility of reviewing the Board recommended candidates who would qualify as new nominees. In fulfilling this responsibility, the Nominating and Governance Committee considers: (i) the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess; (ii) the competencies and skills that the Board considers each existing director to possess; and (iii) the competencies and skills each new nominee will bring to the Board.

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

Because the nominating committee is not composed entirely of independent directors, it seeks recommendations from and puts forth candidates to the entire Board of Directors. The Board of Directors of the Company believes it has achieved an objective nomination process

If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

In addition to the responsibilities set out above, the mandate of the Nominating and Governance Committee includes the assessment of the competencies and skill of each director. The Nominating and Governance Committee is also responsible for determining the appropriate size of the Board with a view to effective decision making. The Committee meets at least once a year and additional meetings are held as deemed necessary by the Committee Chair. The Nominating and Governance Committee has a written charter that sets out its mandate and responsibilities and authority to engage outside advisors as required.

7. Compensation

Describe the process by which the board determines the compensation for the issuer's directors and officers.

Historically, the Board of Directors has determined compensation levels with regard to the Company's business strategies and objectives, and the contributions of individual members of management in achieving the same. The Company's officers and management are paid fairly and commensurate with their contributions to furthering the Company's strategic direction.

The Company adopted in March, 2006, a Compensation Committee Charter and has appointed a Compensation Committee. The Compensation Committee is responsible for reviewing the adequacy and format of compensation to directors in light of the responsibilities and risks associated with directorship. With respect to the compensation of the Company's officers, see "Report on Executive Compensation" above.

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

During the fiscal year ended December 31, 2012, the board members, namely, Messrs. Bennett, Northgrave and Stein have performed the function of a compensation committee. As the primary function of the committee is to determine the compensation of the officers of the Company, the Board considers Mr. Bennett to be independent for these purposes.

With the adoption of the Compensation Committee Charter, the Committee has functioned in accordance with the detailed mandate. The Board of Directors of the Company believes it has encouraged an objective process for determining compensation.

If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The overall purpose of the Compensation Committee is to develop, monitor and assess the Company's approach to the compensation of its directors, senior officers and employees. Among other things, the Compensation Committee has responsibility for: (i) reviewing the compensation practices and policies of the Company to ensure they are competitive and that they provide appropriate motivation for corporate performance and increased shareholder value; (ii) oversight of the administration of the Company's compensation programs, including equity-based compensation programs, and making recommendations to the Board regarding their adoption, amendment or termination; (iii) annually reviewing and approving the base salary for senior executives of the Company other than the CEO; and (iv) reviewing and approving annual corporate goals and objectives for the CEO and evaluation of the CEO's performance and, based on this evaluation, annually reviewing and approving the CEO's base salary, bonus and any stock option grants or other awards.

The Compensation Committee meets at least once a year and additional meetings are held as deemed necessary by the Committee Chair. The written charter of the Compensation Committee sets out its mandate and responsibilities and authority to engage outside advisors as required.

If a compensation consultant or advisor has, at any time since the beginning of the issuer's most recently completed financial year, been retained to assist in determining compensation for any of the issuer's directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the Issuer, state that fact and briefly describe the nature of the work.

No compensation consultant or advisor was retained by the Company since the beginning of the fiscal year ended December 31, 2012.

8.           Other Board Committees

If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

The Nominating and Governance Committee serves both as a nominating committee, as described above, and also as a corporate governance committee with a mandate to develop and monitor the Company's overall approach to corporate governance issues and, subject to approval by the full board of directors, to implement and administer a system of corporate governance which reflects superior standards of corporate governance practices and to continue to develop the Company's approach to corporate governance issues. In addition, the Nominating and Governance Committee is to undertake an annual review of corporate governance issues and practices as they affect the Company and make a set of recommendations to the directors during each calendar year. The Nominating and Governance Committee has a written charter that sets out its mandate and responsibilities and authority to engage outside advisors as required.

In addition to these regular committees, the Board may appoint ad hoc committees periodically to address issues of a more short-term nature.

9.           Assessments

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

The Nominating and Governance Committee (in conjunction with the Chairman) annually reviews and assesses the effectiveness of the Board as a whole, the membership of the Board committees, the mandates and activities of each committee and the contribution of individual directors and will make such recommendations to the Board arising out of such review as it deems appropriate.

SCHEDULE "B"

Board Mandate

WESDOME GOLD MINES LTD.

MANDATE OF THE BOARD OF DIRECTORS

Introduction

The term "Company" herein shall refer to Wesdome Gold Mines Ltd. and the term "Board" shall refer to the board of directors of the Company. The Board is elected by the shareholders and is responsible for the stewardship of the business and affairs of the Company. The Board seeks to discharge such responsibility by reviewing, discussing and approving the Company's strategic planning and organizational structure and supervising management to oversee that the foregoing enhance and preserve the underlying value of the Company.

Although directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Company as a whole must be paramount at all times.

Duties of Directors

The Board discharges its responsibility for overseeing the management of the Company's business by delegating to the Company's senior officers the responsibility for day-to-day management of the Company. The Board discharges its responsibilities both directly and through its committees, the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature. In addition to the Board's primary roles of overseeing corporate performance and providing quality, depth and continuity of management to meet the Company's strategic objectives, principal duties include, but are not limited to the following categories:

Appointment of Management

1.           The Board has the responsibility for approving the appointment of Chief Executive Officer ("CEO") and all other senior management, and approving their compensation, following a review of the recommendations of the Compensation Committee. To the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Company.

2.           The Board from time to time delegates to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business are reviewed by and subject to the prior approval of the Board.

3.           The Board oversees that succession planning programs are in place, including programs to appoint, train, develop and monitor management.

Board Organization

4.           The Board will respond to recommendations received from the Nominating and Governance Committee and the Compensation Committee, but retains the responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation.

5.           The Board may delegate to Board committees matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal controls systems, but the Board retains its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

Strategic Planning

6.           The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of the business and its objectives and goals.

7.           The Board is responsible for adopting a strategic planning process and approving and reviewing, on at least an annual basis, the business, financial and strategic plans by which it is proposed that the Company may reach those goals, and such strategic plans will take into account, among other things, the opportunities and risk of the business.

8.           The Board has the responsibility to provide input to management on emerging trends and issues and on strategic plans, objectives and goals that management develops.

Monitoring of Financial Performance and Other Financial Reporting Matters

9.           The Board is responsible for enhancing congruence between shareholder expectations, corporate plans and management performance.

10.           The Board is responsible for:

(a)
adopting processes for monitoring the Company's progress toward its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting the Company; and

(b)	taking action when Company performance falls short of its goals or other special circumstances warrant.

11.           The Board shall be responsible for approving the audited financial statements, interim financial statements and the notes and Management's Discussion and Analysis accompanying such financial statements.

12.           The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Company's governing statute, including the payment of dividends, issuance, purchase and redemptions of securities, acquisitions and dispositions of material capital assets and material capital expenditures.

Risk Management

13.           The Board has responsibility for the identification of the principal risks of the Company's business and ensuring the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Company and achieving a proper balance between the risks incurred and the potential return to the Company's shareholders.

14.           The Board is responsible for the Company's internal control and management information systems.

Policies and Procedures

15.           The Board is responsible for:

(a)
developing the Company's approach to corporate governance, including developing a set of corporate governance guidelines for the Company and approving and monitoring compliance with all significant policies and procedures related to corporate governance; and

(b)	approving policies and procedures designed to ensure that the Company operates at all times within applicable laws and regulations and to the highest ethical and moral standards and, in particular,

adopting a written code of business conduct and ethics which is applicable to directors, officers and employees of the Company and which constitutes written standards that are reasonably designed to promote integrity and to deter wrongdoing.

16.           The Board enforces its policy respecting confidential treatment of the Company's proprietary information and Board deliberations.

17.           The Board is responsible for monitoring compliance with the Company's Code of Business Conduct and Ethics.

Communications and Reporting

18.           The Board has approved and will revise from time to time as circumstances warrant a Disclosure Policy to address communications with shareholders, employees, financial analysts, the media and such other outside parties as may be appropriate.

19.           The Board is responsible for:

(a)	overseeing the accurate reporting of the financial performance of the Company to shareholders, other security holders and regulators on a timely and regular basis;

(b)	overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and related legal disclosure requirements;

(c)	taking steps to enhance the timely disclosure of any other developments that have a significant and material impact on the Company;

(d)	reporting annually to shareholders on its stewardship for the preceding year; and

(e)	overseeing the Company's implementation of systems which accommodate feedback from stakeholders.

Position Descriptions

20.           The Board is responsible for:

(a)	developing position descriptions for the Chair of the Board, the chair of each Board committee and the CEO (which will include delineating management's responsibilities);

(b)	approving the corporate goals and objectives that the CEO is responsible for meeting; and

(c)
developing a description of the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials.

Orientation and Continuing Education

21.           The Board is responsible for:

(a)
ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Company expects from its directors) and that they understand the nature and operation of the Company's business; and

(b)
providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Company's business remains current.

Nomination of Directors

22.           In connection with the nomination or appointment of individuals as directors, the Board is responsible for:

(a)       considering what competencies and skills the Board, as a whole, should possess;

(b)       assessing what competencies and skills each existing director possesses; and

(c)       considering the appropriate size of the Board, with a view to facilitating effective decision-making.

In carrying out each of these responsibilities, the Board will consider the advice and input of the Nominating and Governance Committee.

23.           Director nominees shall be selected by a majority of the independent directors.

Board Evaluation

24.           The Board is responsible for ensuring that the Board, its committees and each individual director are regularly assessed regarding his, her or its effectiveness and contribution. An assessment will consider, in the case of the Board or a Board committee, its mandate or charter and in the case of an individual director, any applicable position description, as well as the competencies and skills each individual director is expected to bring to the Board.

Annual Review

25.           The Nominating and Governance Committee shall review and reassess the adequacy of this Mandate at least annually and otherwise as it deems appropriate and recommend changes to the Board, as necessary. The Nominating and Governance Committee will ensure that this Mandate or a summary that has been approved by the Nominating and Governance Committee is disclosed in accordance with all applicable securities laws or regulatory requirements in the Company's annual management information circular or such other annual filing as may be permitted or required by applicable securities regulatory authorities.

Chairman of the Board

26.           The chairman of the Board shall be responsible for overseeing the performance by the Board of its duties, for communicating periodically with Committee chairs regarding the activities of their respective Committees, for assessing the effectiveness of the Board as a whole, as well as individual Board members and for overseeing the management of the Company's business.

SCHEDULE "C"

WESDOME GOLD MINES LTD.

("the Company")

CHARTER FOR THE AUDIT COMMITTEE

1.           Purpose

The Audit Committee (the "Committee") is ultimately responsible for the policies and practices relating to integrity of financial and regulatory reporting, as well as internal controls to achieve the objectives of safeguarding of corporate assets, reliability of information, and compliance with applicable policies and laws. The Committee will also be responsible for ensuring that appropriate risk management techniques are in place.

The Committee charges management with developing and implementing procedures to:

(a)      ensure internal controls are appropriately designed, implemented and monitored; and

(b)      ensure reporting and disclosure of required information are complete, accurate, and timely.

The Committee will make recommendations to the Board of Directors regarding items relating to financial and regulatory reporting and the system of internal controls in discharging its responsibilities as described in this Charter.

2.           Constitution and Membership

(a)
The Board will appoint the Committee. It will be comprised of three Directors, all of whom will be independent and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. The Board may remove or replace a member at any time. A member will cease to be a member upon ceasing to be a Director.

(b)
All members of the Committee will be "financially literate" as defined by applicable guidelines. If, upon appointment, or following adoption of this Charter, a member of the Committee is not financially literate, such member will be provided a three month period in which to achieve the required level of financial literacy.

(c)
The Board will appoint the Chairman of the Committee. The Committee will appoint the Corporate Secretary or his designate as Secretary at each meeting. The Secretary will keep minutes of each meeting, which will be distributed to the Board.

(d)	The external auditors of the Company (the "Auditors") will report directly to the Committee.

3.           Meetings

(a)
Meetings of the Committee will be held at such times and places as the Chairman or Secretary may determine, but in any event at least four times per year. Each member will be given twenty-four (24) hours advance notice of each meeting, either orally, by email, by telephone or by facsimile, together with an agenda, unless all members are present and waive notice, or unless those absent waive notice before or after a meeting.

(b)
A majority of members of the Committee will constitute a quorum. Decisions of the Committee will be made by affirmative vote of the majority. Powers of the Committee may also be exercised by resolution in writing signed by all the members of the Committee.

(c)	At the request of the Auditors, the President, the Chief Financial Officer, or a member of the Committee, the Chairman will convene a meeting of the Committee.

(d)	The Committee will have access to the Auditors and management of the Company, each in the absence of the other, for purposes of performing its duties.

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(e) The Auditors will be notified of all meetings of the Committee and may attend if so requested by a member of the Committee.

4.           Specific Responsibilities

The Committee will have the following specific duties and responsibilities:

Responsibilities in Relation to External Audit

(a)
The Committee will recommend to the Board the Auditors to be retained for purposes of preparing or issuing the auditor's report or performing other audit, review or attest services for the Company, and will further recommend the level of compensation of the Auditors.

(b)	The Committee will oversee the work of the Auditors, including the resolution of disagreements between management and the Auditors regarding financial reporting.

(c)	The Committee will review the Auditors' management letter and management's response thereto.

(d)	The Committee will ensure that the Auditors are in good standing with the Canadian Public Accountability Board ("CPAB") and enquire if there are any sanctions imposed by the CPAB on the Auditors.

(e)	The Committee will review and approve the Company's hiring policies regarding partners, principals, employees and former partners and employees of the Auditors.

(f)	The Committee will ensure that the Auditors meet the rotation requirements for partners, principals and staff on the Company's audit.

(g)
The Committee will pre-approve all non-audit services to be provided to the Company by the Auditors. The Committee may delegate to one or more of its members the authority to pre-approve non-audit services but pre-approval by such member or members so delegated shall be presented to the full Committee at its first scheduled meeting following such pre-approval.

Other Responsibilities

(h)
The Committee will review the Company's quarterly and annual financial statements, management discussion and analysis, as well as annual and interim earnings, press releases and recommend such to the Board, prior to public disclosure of such information.

(i)
The Committee will review and discuss with management and the Auditors the annual audited consolidated financial statements, including discussion of material transactions with related parties, accounting policies, as well as the Auditors' written communications to the Committee and to management.

(j)
The Committee will ensure that adequate procedures are in place for the review and recommendation to the Board for approval, where appropriate, financial information extracted or derived from the Company's consolidated financial statements, financial information contained in any prospectuses, annual information forms, material change disclosures of a financial nature and similar documents and will periodically assess the adequacy of those procedures.

(k)	The Committee will establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

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(l)
The Committee will understand the process utilized by the President and the Chief Financial Officer to comply with Multilateral Instrument 52-109, regarding the filing of interim and annual certificates.

(m)
The Committee will undertake a process to identify the principal risks of the business and ensure that appropriate risk management techniques are in place. This will involve enquiry of management regarding how risks are managed.

(n)	The Committee will establish procedures for:

(i)	the impact of proposed changes and new developments in current accounting standards and their impact on the consolidated financial statements of the Company;

(ii)	with management the procedures adopted to ensure compliance with the Company's code of business conduct; and

(iii)	the role, the activities and the results of the Company's internal business conduct.

(o)	The Committee will review with management, the Company's internal accounting and financial systems and controls to ensure that the Company maintains:

(i)	the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company's transactions;

(ii)	effective internal control systems; and

(iii)	adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud.

(p)	The Committee will direct and supervise the investigation into any matter brought to its attention within the scope of its duties, including the right to use outside consultants as deemed required.

(q)	Perform such other duties as may be assigned to it by the Board of Directors from time to time or as may be required by applicable regulatory authorities or legislation.

(r)	Report regularly and on a timely basis to the Board on matters coming before the Committee.

5.           Authority

The Committee will have the authority:

(a)	to engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	to set and pay the compensation for any advisors employed by the Committee, and

(c)	to communicate directly with the Auditors and internal auditors, if employed by the Company.

6.           Oversight

The responsibilities and powers of the Committee are set forth in this Charter, and it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with the current accounting standards and applicable rules and regulations. The role of a Committee member who is identified as having accounting or related financial expertise, like the role of all Committee members, is to oversee the process, not to certify or guarantee the internal or external audit of the Company's financial information or public disclosure.